EXHIBIT 99.1

Sirna Contact	Investor Contact	Media Contact
Howard W. Robin	E. Blair Schoeb	Justin Jackson
President & CEO	Burns McClellan, Inc.	Burns McClellan, Inc.
Sirna Therapeutics, Inc.	212-213-0006	212-213-0006
303-449-6500

Sirna Therapeutics Demonstrates Systemic Efficacy of siRNAs in Multiple Animal Models

BOULDER, Colorado, June 7, 2004 — Sirna Therapeutics, Inc. (Nasdaq: RNAI) today announced in a presentation at the BIO 2004 Annual International Convention that it has demonstrated reproducible and robust preclinical systemic efficacy using its proprietary chemically modified and formulated short interfering RNAs (siRNAs). Nassim Usman, Ph.D., Sirna’s Senior Vice President and Chief Operating Officer, presented the Company’s preclinical results during today’s morning panel discussion, “RNAi: The New Frontier in Gene Silencing.”

Dr. Usman reported, “About a year and a half ago, Science Magazine named RNAi, or RNA interference, as the leading scientific ‘Breakthrough of the Year.’ Sirna has overcome major hurdles to transform this breakthrough science into a clinical-stage compound and to establish a robust portfolio of preclinical leads. The Company and its collaborators have demonstrated systemic efficacy in several different animal models of disease, using routes of administration that are appropriate for a human therapeutic.”

Using normal systemic delivery Sirna researchers have achieved a reproducible one-log reduction of hepatitis B (HBV) viral DNA and S-antigen in a preclinical animal model using Sirna’s proprietary modified siRNAs. The Company is using HBV as a surrogate model of hepatitis C (HCV) infection. Based on these groundbreaking results the Company expects to select an HCV clinical candidate by the end of this year.

As a further demonstration of the remarkable power of the RNAi mechanism and Sirna’s proprietary modified siRNAs, the Company has developed siRNAs that provide long-term duration of effect in an animal model. Sirna researchers, in collaboration with Dr. Beverly Davidson, Professor at the University of Iowa, have achieved a 75-95% knockdown of a target gene (Green Fluorescent Protein) in the livers of transgenic animals for periods up to 3 weeks following a single, normal intravenous injection.

In addition to the Company’s work on systemic efficacy, Sirna has successfully demonstrated efficacy in three different animal models of ocular angiogenesis including choroidal neovascularization (CNV) using two different routes of local administration. Following a pre-IND meeting with the FDA in March of this year, the Company is on schedule to file its IND in the fourth quarter of this year for Sirna-027, a chemically modified siRNA targeting VEGF Receptor-1. The Company is completing toxicology and manufacturing of clinical trial material for Sirna-027, and is finalizing the Phase I clinical protocol in collaboration with three investigators.

Sirna Therapeutics further announced that Howard Robin, Sirna’s President and Chief Executive Officer, will present information on the Company’s progress in a corporate presentation on Tuesday, June 8th at 10:45 AM Pacific Time during the BIO 2004 conference.

About Sirna Therapeutics

Sirna Therapeutics is using its proprietary technology and expertise in nucleic acids to develop a new class of nucleic acid-based therapeutics involving RNA interference. RNAi is a mechanism used by cells to regulate the expression of genes and replication of viruses. The RNA interference mechanism uses short interfering RNA (siRNA) to induce the destruction of target RNA using naturally occurring cellular protein machinery. Harnessing the natural phenomenon of RNAi holds potential for the development of a new class of drugs with specificity towards a wide range of diseases that result from undesirable protein production or viral replication. More information on Sirna Therapeutics is available on the company’s web site at www.sirna.com.

Statements in this press release which are not strictly historical are “forward-looking” statements which should be considered as subject to many risks and uncertainties, including early stage of development and short operating history, ability to achieve and maintain profitability, ability to obtain and protect patents, risk of third-party patent infringement claims, ability to engage collaborators, ability to obtain regulatory approval for products, concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.